Exhibit 10.5

FORM OF DIRECTOR’S VOTING AGREEMENT

December __, 2008

Carpenter Fund Manager GP, LLC
5 Park Plaza, Suite 950
Irvine, CA  92614

Ladies and Gentlemen:

We understand that Carpenter Fund Manager GP, LLC (the “Manager”) on behalf of and as General Partner of each of the following investment-related limited partnerships: Carpenter Community BancFund, L.P.; Carpenter Community BancFund-A, L.P.; and Carpenter Community BancFund-CA, L.P. (collectively, the “Investors”), and Bridge Capital Holdings (the “Company”) intend to enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the purchase by the Investors of $30,000,000 of Series B Mandatorily Convertible Preferred Stock of the Company (“Series B Preferred Stock”) and Series B-1 Mandatorily Convertible Preferred Stock of the Company (“Series B-1 Preferred Stock”)(the “Investment”).  The Series B Preferred Stock and the Series B-1 Preferred Stock is convertible into Common Stock of the Company (“Common Stock” or the “Conversion Shares”).

The undersigned is a shareholder of the Company and is entering into this letter agreement to induce the Manager to enter into the Stock Purchase Agreement and consummate the proposed transactions.

The undersigned confirms its agreement with you as follows:

1.           The undersigned represents, warrants and agrees that Schedule I attached hereto sets forth the shares of the Company's capital stock of which the undersigned is the record or beneficial owner and that the undersigned is on the date hereof the lawful owner of the number of shares set forth therein, free and clear of all voting agreements and commitments of any kind and free and clear of all liens and encumbrances except as set forth in Schedule I.  Except as set forth in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the Company's capital stock (by exercise of stock options, warrants or otherwise) or any interest therein or any voting rights with respect to any additional shares.

2.           The undersigned agrees that all shares of the Company's capital stock beneficially owned by the undersigned for which it has voting rights at the record date for any meeting of shareholders of the Company called to consider and vote on the Investment and the Conversion Shares will be voted by the undersigned in favor of (A) the approval of the springing voting rights of the Preferred Stock and the authorization and issuance of the Conversion Shares issuable upon conversion of the Preferred Stock for purposes of Rule 4350 of the NASDAQ Listed Company Manual, (B) any increase in the size of the Board of Directors as required by Section 6.2 of the Stock Purchase Agreement, and (B) any other proposals necessary to permit the Company to issue the Preferred Stock and the Conversion Shares.

3.           Nothing contained herein is intended to prevent the undersigned from performing his or her duties as officer or director in exercising the Company’s rights or performing the Company’s obligations under the Stock Purchase Agreement.

Please confirm that the foregoing correctly states the understanding between us by signing and returning to us a counterpart hereof.

Very truly yours,

[Name]

Confirmed: December __, 2008

Carpenter Fund Manager GP, LLC

By:
Its:

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